UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
Filed by the Registrant  ☑    Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☑ Soliciting Materials Pursuant to §240.14a-12
UNITED INSURANCE HOLDINGS CORP.
Payment of Filing Fee (Check the appropriate box):
☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:
☐ Fee paid previously with preliminary materials.
☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

United Insurance Holdings' (UIHC) CEO John Forney on UPC Insurance and American Coastal Insurance Company Merger (Transcript)

United Insurance Holdings Corporation (NASDAQ:UIHC)

UPC Insurance and American Coastal Insurance Company Merger

August 18, 2016 08:30 AM ET

Executives
Adam Prior - IR, The Equity Group
John Forney - President & CEO
Brad Martz - CFO
Dan Peed - CEO, American Coastal and President & CEO, AmRisc

Analysts
Greg Peters - Raymond James
Elyse Greenspan - Wells Fargo Securities
Arash Soleimani - KBW
Ron Bobman - Capital Returns

Operator

Greetings, and welcome to the United Insurance Holdings Corp. Conference Call to discuss its Business Combination with American Coastal Insurance Company. At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. [Operator Instructions] As a reminder, this conference is being recorded.
It is now my pleasure to introduce to your host, Adam Prior with The Equity Group. Please go ahead, Adam.

Adam Prior

Thank you and good morning everyone. Thank you for joining us. You can find copies of yesterday's press release today at upcinsurance.com in the Investor Relations section. You are also welcome to contact our office at 212-836-9606 and we'd be happy to send you a copy. In addition, UPC Insurance has made this broadcast available on its Web site.

Before we get started, I'd like to read the following statement on behalf of the Company. Except with respect to historical information, statements made in this conference call constitute forward-looking statements within the meaning of the Federal Securities laws including statements relating to trends in the Company's operations and financial results and the business and the products of the Company and subsidiaries.

Actual results from UPC may differ materially from those anticipated in these forward-looking statements as a result of risks and uncertainties including those described from time to time in UPC's filings with the U.S. Securities and Exchange Commission. UPC specifically disclaims any obligation to update or revise any forward-looking statements whether as a result of new information, future developments or otherwise.

With that I'd now like to turn the call over to Mr. John Forney, UPC's Chief Executive Officer. Please go ahead, John.

John Forney

Thank you, Adam. Good morning, everybody. This is John Forney, President & CEO of UPC Insurance. With me today is Brad Martz, our Chief Financial Officer and Dan Peed, the CEO of American Coastal and President and CEO of AmRisc.

Thank you all for joining us this morning.

During today's call, we will be referring to information contained in the presentation that we filed last night with the SEC and which is available on our Web site. While it's not necessary that you have that in front of you during this call, it would be helpful. So I want to make sure you know how to access it. On our Web site you can see insurance.com click on the Investor Relations tab at the top of the page, then on the News & Market Data tab, half way down the left side of the page, then on Presentations under that tab and then you'll see a presentation entitled United Insurance Holdings Corp. Transaction, click on that, four clicks and you're there.

I am going to begin with an overview of the companies involved in this transaction it's on Page 2 of that presentation and we're going to start with the description of American Coastal Insurance Company, because as a public company analysts and investors you may not be that familiar with American Coastal which is a privately held company. But let me assure you that American Coastal is well known and held in very high regard in the property across the insurance industry, primarily because its very disciplined and sophisticated approach to underwriting has allowed it to earn outsize margins and returns on equity for a long period of time. This was all made possible by American Coastal’s special partnership with AmRisc. The country's largest commercial MGA and another very highly regarded entity in the PNC industry.

The common thread tying all that together is Dan Peed who co-founded both American Coastal and AmRisc and who currently serves as the CEO of both entities. You will hear more from Dan later in the call. But the punch line of all the financial information and narrative that you see on Page 2 of the presentation is this. Neither one of these companies needs to do this transaction, both companies on their own have long track records of revenue growth, high profitability, high returns on capital and very bright prospects for the future. Both companies are doing this transaction because of the tremendous synergies and the great opportunities that are created by the combinations of these two premier entities.

Before I talk more about what those opportunities are, let me just tell you what the transaction is that we’re doing. And that’s on Page 3 of the presentation. It’s a very simple transaction. The two companies are combining in what is close to a merger of equals as you will ever see. UPC will be issuing new stock which will be equivalent to 49% of the outstanding shares of the entity after the closing of the transaction to the shareholders of American Coastal.

Dan Peed owns the majority of those shares and so he will be getting a majority of the shares that are issued as part of this transaction and because he believes so strongly in the power of this combination going forward, he has agreed to go all in and have his shares locked up for some period of time. Therefore the valuation of the transaction can be looked at a couple of different ways. If you don’t discount the shares because of the voting rights and lock up restrictions, it looks like about a $330 million value transaction based on the 30 day average closing price of UPC shares.

However, because these shares do have lock-up and voting restrictions, they are not as valuable right out of the shoot as other fully tradable shares. Evaluation experts, we work with say that the all in discount is about 15.7% which reduces the value of transaction of about $278 million. Either way the multiples that UPC is paid to combine itself with the American Coastal are very reasonable given the very high margins and stability of the earnings of American Coastal. 1.7 times book value on a non-discounted basis, 1.44 times if you take into account the discount on the shares.

This transaction will be subject to customary regulatory approvals, it will also be need to be approved by the shareholders of UPC and so we will be going through that process and filling a proxy and seeking shareholder approval in the very near future. Given all the moving parts in regulatory and shareholder approvals, we expect that the transaction would close in the first quarter of 2017.

After the transaction, our Board will be expanded from seven to 10. Dan Peed will become Non-Executive Vice Chairman of the Board and we will nominate two other independent directors to join the Board of UPC. The current management team of UPC insurance will remain in place and will be responsible for supervising and running and growing their combined entity.
Organizationally on Slide 4, there is a chart that just shows how it’s all going to look once the dust settles on the transaction. ACIC will end up being a wholly-owned subsidiary of United Insurance Holding Corp. just like Interboro Insurance, and Family Security and UPC Insurance.

Why are we doing this? So on Slide 5 of your presentation. This combination is going to create a specialized property underwriter focused on the cap space. I was reading recently in some of the commentary after the demise of Yahoo! by one of the insiders there commenting on the huge value destruction that took place over a long period of time in that company and he said if you’re everything, you’re sort of nothing. We couldn’t agree with that more and so UPC and ACIC are not trying to be everything, we’re trying to be something very specific, a specialized insurance underwriter focused on the property cat space. And we think that the combination of a leading personal lines underwriter in this space and a commercial lines underwriter in this space creates something very powerful and strong.

The size of the company gives us immediate market presence that we don't have right now, it puts us over the $1 billion mark in premiums, it reduces the volatility of earnings of the combined entity because of the nature of its business, American Coastal's earnings are far more stable than UPC's earnings have been, gives us increased access to capital and opens up a whole new range of opportunities. Financially, there's earnings power, there's margin expansion, there's return on equity incretion, there's reinsurance synergies, there's no end of financial benefits to this transaction, and Brad Martz, our Chief Financial Officer will go into those further during his portion of the presentation.

Strategically this is a perfect fit for UPC Insurance, we said repeatedly that we would only entertain ideas of mergers or acquisitions if there was a strategic and culture fit. Dan Peed has been leading an entity focused on the property cat space for the last 16 years at AmRisc and at American Coastal fits perfectly with what we're doing. Culturally Dan is a man with a biased action, a prudent ability to dream big and make things happen, again that fits perfectly with what we believe in UPC Insurance. And so, together this diversified cat focused property insurer, we believe will have growth opportunities that exceed the sum of the growth opportunities of the individual companies combined. We couldn't be more excited about the future of the entities.
I'm going to introduce Dan Peed at this point and let him talk to you a little bit about what he sees is the value of the transaction. There's a slide on Page 7 with a nice photo of Mr. Peed in his younger years looking dapper and a little bit about his background. But the bottom-line is, if there's such a thing as an entrepreneurial insurance underwriter, that's Dan Peed, he's been in this business for over 30 years, he's an underwriter to his core and he's an entrepreneur to his core, he's been very successful everywhere he's been, since 2000, in his involvement with both AmRisc and American Coastal he's been able to produce an enviable track record of earnings growth and return on equity no matter what mother nature was doing during that timeframe. So, we're thrilled to have Dan joining the UPC team bringing his vision and leadership to our Board.
And at this point I'd like to turn it over to Dan to talk a little bit about both AmRisc and American Coastal and what he sees as the opportunities in this combination. Dan?

Dan Peed

Okay, thanks, John, and thank you for the kind words. And now I’ll have to do everything I can to live up to all of that. I'd like to start with just a little bit of a background on AmRisc and then lead into a bit more of a description on American Coastal. Again neither one of those companies are public, and so they're a little bit less in the public eye. But they've been around for 15 plus years and growing in the space and well known in the property cat insurance space. So, we formed AmRisc in 2000 as a specialty MGA to write commercial property cat, we've grown that from a clean sheet business plan to writing close to $1 billion of premium. We underwrite on behalf of American Coastal as well, as about nine different large excess and surplus lines companies.

We've grown that to be the largest windstorm MGA and the fourth largest MGA in the country. And that is majority owned by BB&T and I continue to own a small portion of AmRisc and I will continue to be the CEO of AmRisc. In 2015, we led the management buyout of American Coastal which was the company that we had formed to write commercial residential or common name associations in the State of Florida in 2007. And over the course of the next year we had explored differing opportunities as to how we could join with the company that had a great infrastructure and a great platform in the State of Florida as well as nationally.

So as far as American Coastal, which is the next slide, Slide eight, American Coastal is the largest writer of commercial residential insurance in Florida. It has about a 30% market share the second largest is Citizens and it goes down from there. Historically, American Coastal has generated a strong margin but very importantly it's always done that maintaining a very strong reinsurance program both with limited retentions, as well as reinsurance tower that was well in access of minimum requirements.

We've own that business all on a voluntary basis with no take outs and we believe that that is a strong business model and creates a good reputation with your insurers. We are very engineering and technology oriented on our underwriting. We use a multi model approach with a very high level of data captured and we believe that this is part of our competitive advantage and part of the reason that we've been able to create these consistent outsized earnings. We also have a strong relationship with BB&T obviously BB&T is the majority owner of AmRisc as well as [indiscernible] wholesale insurance and they are the fifth largest broker in the United States.

So for these reasons we believe that the combination of American Coastal and UPC is a very strong combination. So, on the next slide just briefly touch on, why I am such a big believer in this combination. I believe that the very highly complementary both on our competitive advantages, as well as our skill sets. If we look at UPC their personal lines expertise has been proven and John I think has brought an excellent team and an excellent platform to the equation. UPC's geographic diversification is well underway and that enables American Coastal to continue with our plans for this geographic diversification in the commercial space.

UPC has a well developed distribution system and as I mentioned I am a big believer in the executive team here as well as I have met with great brands and the Board and I have a lot of respect for the Board of UPC. And lastly, UPC has spent some money on their infrastructures, their IP systems and it's an excellent opportunity for American Coastal to fit into that infrastructure without expanding those expenses.

From the standpoint of American Coastal, we have a commercial lines expertise, we eat and breathe and sleep cat properties in the commercial space and have done that for over 15 years. This American Coastal’s portfolio has produced an underwritten by AmRisc and we have a mutually exclusive relationship with AmRisc on the commercial residential business in Florida and we expect, that that will continue and actually potentially even expand or extend. That relationship is good for both AmRisc and American Coastal and all of the parties involved have been very enthusiastic about extending that relationship.

American Coastal has a good reputation in the market and has worked hard from a standpoint of claims paying and continuing that reputation with our producers we have a very strong renewal retention rate on our portfolio and again we haven’t built that portfolio with any takeouts, it’s been voluntary business. We’ve delivered high quality, historically consistent earnings stream and I think that I’ll end with the fact that this combination to me is a great combination, I have a belief to the vast majority of the start that I will receive having a three year lock-up. I am a big believer that we can continue to grow these two companies in line with the past growth rates of both UPC, AmRisc and American Coastal.
And with that, I’m going to turn this over to Brad, the CFO.

Brad Martz

Thank you Dan, good morning everyone. I want to touch on some of the compelling financial highlights that make this transaction attractive for our shareholders. First and foremost is the enhanced earnings profile, and improved margins, we definitely believe a combination of these two companies increases our earnings power and the stability of earnings. We’ve talked often about using reinsurance to manage that volatility. These combined companies we believe will have a more predictable, more robust earnings stream going forward.

The margin expansion is fairly clear, all you have to do is look at ACIC’s historical combined ratios as well as their returns on equity, averaging roughly 21% of the last 5 years. So our improved returns on equity are probably conservatively stated in the investor presentation on Slide 10. As far as the impact to earnings per share, we believe this transaction will be accretive immediately to EPS somewhere between 4% and 7%, conservatively speaking in the first year. There is some manageable dilution to tangible book value, somewhere between 8% and 11%. We believe that will be earned back within one year the dilution to book value is probably somewhere between 2% and 5%, so again very reasonable and manageable numbers.
ACIC also has excess capital in our opinion, they are writing close to a one-to-one, or $1 of net written premiums and $1 of capital in surplus today which is significantly lower from an underwriting leverage perspective than where UPC is. So the combined company will have improved underwriting leverage and capital ratios which will put some of the pressure off of our capital means in the short-term.

Underwriting results improvement, what we're forecasting anywhere between 9% to 14% on the combined ratio given the high margin of ACIC's business. Reinsurance synergies last but not least are also a key driver in this transaction. The aggregate P&L reduction will drive some pretty significant savings for the combined company and that's something we're still contemplating and modeling and thinking a lot about. So, I'm a little reluctant to give specific numbers and ranges at this point in time, as John mentioned earlier we'll be filing a proxy statement. It will include some forward looking information to help you evaluate the ongoing earnings capability of this company.

On Slide 11, we've got an illustrated overview of the pro forma company, just taking the first half of 2016 and mashing it up, obviously these are historical values, they don't include any merger adjustments but the reality is there'll be some fair value in first account adjustments but on an illustrated basis we just wanted to show you the size of the company so over 1.5 billion in assets, over 450 million of GAAP equity and you'll notice that American Coastal had almost twice the earnings power of UPC in the first half of 2016.

Lastly on the pro forma capital structure on Slide 12, again these are illustrated numbers not intended to actually forecast the second half of 2016. They don't include merger adjustments but if you just annualized the results of each company for the first half we do believe the combined companies would produce somewhere close to a $1 billion of gross premiums written on an annualized basis. And American Coastal has no debt, the GAAP shareholders equity at June 30th was roughly 194 million and you can see the positive implications on the capital ratios and the leverage ratios of the combined companies.
With that I'd like to turn it back to John Forney.

John Forney

Thank you, Brad. I'll conclude with a few comments from Slide 13, this combination creates a unique cap property underwriting specialist. From UPC shareholders standpoint this gives us scale and market presence, so we are a $1 billion of premium enforced day one of this merger. When we set out on this road four years ago we did our first public offering in December 2012, we told investors that we were trying to build a $1 billion entity over five to seven year period. This transaction significantly accelerates that timeframe and gives us market presence and scale that's going to be very powerful and allows us to set our goals even higher. It enhances this ability of earnings of the combined entity compared to UPC on its own. All of you've seen the toll that kitty cats take on a diversified property cat specialist and the volatility that can cause in quarterly earnings, as a public company that is something I know that people focus on.

The combination with American Coastal which has a much more stable earnings stream than UPC does will enhance that from a shareholders’ standpoint. And the relationship with AmRisc and therefore with BB&T the fifth largest distributor of insurance policy in the United States is very powerful and allows us to access growth opportunities in the commercial market, in the middle market, in the E&S market, in our existing footprint and in new footprints that would not be available to us as a standalone entity. And we are all in on this transaction Dan Peed is all in on this transaction. We are -- our interests are aligned with yours and we couldn't be more excited about the future of the combined entity. So thank you so much for your time today. At this point we will open up the line for questions.

Question-and-Answer Session

Operator

Thank you. [Operator Instructions] Our first question today is coming from Greg Peters from Raymond James. Please proceed with your question.

Greg Peters

I was wondering if you could just step, I appreciate the slide deck with the background color. Just looking at AmRisc, could you give us some additional perspective on the type of premium and business producing outside of Florida?

Dan Peed

Yes, this is Dan. AmRisc produces approximately $150 million of premium and about 650 of that is in an excess of surplus lines, commercial windstorm portfolio and the other $300 is in American Coastal. Of that 650 on the E&S space there is about 45% that is in Florida and about 55% that would be outside of Florida basically from South Carolina through South Texas.

Greg Peters

Great. And I think you said on the call nine different markets that you are using for that 650 is that correct?

Dan Peed

Yes, as an MGA we're write on behalf of various typically larger rated excess and surplus lines companies such as Lloyd's, and KPE, Zurich and others.

Greg Peters

Okay, great. And the reinsurance profile for American Coastal, can you provide some additional color just how it was structured preannouncement is it principally traditional reinsurance or are you doing a combination of traditional and non-traditional?

Dan Peed

Yes sir. So we have about a $1.3 billion of limit. The retention is $25 million on the first of in and $10 million thereafter. It is a combination all of it is A rated carriers or collateralized reinsurance. We actually have a cat bonds that is in its third year for $200 million as well as collateralized insurance, traditional insurance and the Florida Hurricane catastrophe fund all A rated or collateralized, so we view that as a very strong reinsurance power.

Greg Peters

Great. And then one of the issues and John spent a lot of time talking about on calls and others has been AOB and yet looking American Coastal's results it doesn't seem line it's necessarily affected your results sort of first half of the year, maybe you could comment on AOB effects your business in comparison to what’s happened to the other personalized drivers?

Dan Peed

Sure. We tend to not have a large volume of AOB claims and as a matter of fact I think we’re well under 50. They do tend to have a little bit more severity in the commercial line space than we would have in the personal line space. However, from our perspective it’s been very much like public adjustors and other issues that we’ve dealt with over the years. The American Coastal was the first commercial, residential writer to actually attain approval of a filing just a couple of weeks ago that included the word that is based off of the Citizens filing to address that AOB exposure. So we feel very good about that going forward.

Greg Peters

And just on American Coastal, is there geographic mix I that concentration as we think about State of Florida or is it fairly diversified?

Dan Peed

Well as the largest market share, we have a pretty good diversification throughout the state but the exposure is oriented around where the condominium associations are and so that does include both South Florida as well as outside South Florida.

Greg Peters

Perfect, thanks for that color. John could you spend a minute and as you’ve gone through this process, you’re looking at the two organization and I appreciate the comments about reinsurance synergies. Can you talk about what you see from an expense standpoint in synergies as you think about this combined entity going forward?

John Forney

Sure. The primary expense benefit of the transaction is going to be on the reinsurance side. There is very little overlap in terms of personnel and so we don’t anticipate any staff reductions at either company as a result of the transaction. So this is not a transaction where you have bunch of redundancy in people and you save a bunch of money by doing that. That is not the profile of this transaction, it’s a transaction that’s complementary where we’re each bringing different skill sets to the table and everybody is at the table now it is going to be at the table going forward. But the combined entity will have a significantly different risk profile and a reduced risk profile compared to each entity on its own. And so we will be able to save significant dollars either we’re estimating something like a $20 million annualized year-one in terms of reinsurance cost savings on the combined entity, but we will also be able to buy a stronger program than either entity can buy on its own and reduce the possibility of model mix because we will have such a big tower that it just will be a much lower risk profile for the combined entities than to either one on its own.

[Multiple Speakers]

Greg Peters

Yes, go ahead Brad sorry.

Brad Martz

I was going to say I think we’ve focused a lot on the revenue synergies, probably much more so than even the expense synergies, the opportunity to grow through participation in the E&S market, the opportunity to cross sell our condominium owners, HO-6 product to American Coastal’s HOA customers, expanding commercial residential, outside of Florida are huge opportunities that will probably dwarf the expense synergies.

Greg Peters

Yes, I can see that, that's clear. Listen I'm going to give the other participants opportunity to ask questions, so my last one would just be on, I know there's a lot to do over the course of next several months, can you give us a sense on the timing on the proxy materials?

Brad Martz

Two to three weeks.

Operator

Thank you. Our next question today is coming from Elyse Greenspan from Wells Fargo. Please proceed with your question.

Elyse Greenspan

So, first question following up on the revenue synergy comments that you made, how do you kind of see that flowing into the numbers, is in terms of year one and further year out I guess when you think about the EPS accretion numbers that you provided I know that probably that includes the reinsurance savings but does that include revenue synergies or is that something that you're thinking that can have an impact as we think further out beyond 2017?

John Forney

The only thing we have really quantified in our forward-looking projections is participation on the E&S outlook because that is actually contracted for and that became effective June 01, 2016 so it's not something you see in American Coastal's historical results but is a factual contributor and an actual contributor that will be in our forward-looking results. So, other than that we have not even baked in to our accretive estimates the potential impact of some of these revenue synergies.

Elyse Greenspan

And then when you guys kind of set out that goal to be about $1 billion in premium, you also pointed to having a mix that was more outside than inside of Florida, obviously this transaction shifts that a little bit, the mix back to Florida, I guess when you think about the growth prospects of the American Coastal’s book as well as legacy UPC's book, how do you kind of I guess see some mix of the combined entity shifting overtime?

John Forney

Nothing's changed from what we've advertised previously. We aim to have a diversified book of business that will be a majority outside of Florida and a minority inside of Florida. Yes, in the short-term this shifts us back to having more than half of our business inside of Florida but that diversifies us in terms of the type of business that we're writing. But remember UPC is still growing very rapidly. We're going to probably write 130,000 new policies this year in 2016 on a bake of about 400,000 policies and 85% of those are outside of State of Florida. So, it won't be long before that percentage flips back to being more outside of Florida and ACIC's growth potential is mostly outside of Florida as well.

Elyse Greenspan

And then as we look at I guess the premium to surplus ratio of the combined entity I guess what do you think you guys could run at when you get these two businesses together, will it be like a target level?

John Forney

It's probably unchanged, when you are looking at net written premiums relative to capitalization we want to be somewhere between 1.5 and two times I mean that's what we think is -- can be done responsibly. Clearly rating agencies and others might like that number to be lower and we'll contemplate that, we want to be as efficient with our capital as possible and American Coastal has been -- have a very efficient model because of the low attritional losses and their ability to buy lots of reinsurance. So, we -- and maintaining low retention levels as Dan mentioned, we'll get these retention is lower than UPC's. So yes, their results don't include hurricane losses, but even if we did perform in hurricane losses their returns on capital are excellent.

Brad Martz

And you see at least in the slide back on Slide 12 which shows that pro forma operating leverage ratios of the combined entity and on a net basis is about 1.3 given the current capitalization of the companies.

Elyse Greenspan

And then one last question on, you guys have spoken about working towards Dan and best rating I think that was something over the next couple of years, does this change the strategy towards going after trying to get an AM Best rating at all?

Brad Martz

Not at all. In fact, it only enhances the possibilities and the opportunities of having an AM Best rated entity within the UPC family. So, it not only doesn't change that, it actually probably accelerates that process.

Operator

Thank you. [Operator Instructions] Our next question today is coming from Arash Soleimani from KBW. Please proceed with your question.

Arash Soleimani

A couple of questions, the seeded -- just kind of on the reinsurance just looking at some of the incentive data it looks like the seeded premium ratio out of American Coastal went up in 2015 versus 2014 is that correct? And if so what was the driver of that?

Dan Peed

Yes, this is Dan. Yes, that was correct. We had some various multi-year treaties that were involved and we've been rolling through those multi-year treaties. We expect that seeded ratio come back down as we roll out of a few three year treaties.

Arash Soleimani

And then the same just kind of question on the combined ratio I guess that was in 1Q ’16 it looks like it was around 83%. Just wondering what drove the uptick was just that weather, noise or was there something else there.

Dan Peed

Yes, we actually took strong reserve for some of the Q1 cats the tail and stuff that hit that actually just turned out to not be quite as bad as we had thought that it possibly would be, but that's what drove that quarterly change in the combined ratio.

Arash Soleimani

And I know you guys have mentioned that UIHC will have a exclusive with American Coastal in Florida. I guess my question is outside Florida, could there be a scenario where AmRisc and new combined UIHC could kind of come head-to-head with AmRisc so to speak or I guess just tell how that would work, just the sense AmRisc is writing on behalf of other carriers outside Florida?

Dan Peed

Yes, so the American Coastal portfolio being a Florida commercial residential is pretty different than the commercial residential like we write a lot of apartments, public entity, industrial manufacturing and other types of occupancies. So, they are really different products as we expand outside the State of Florida that will stay consistent because there is not a lot of admitted commercial residential capacity available, specifically say in Texas and in South Carolina. So we have not for eight years we really have managed that relationship between those different carriers and we expect that to be very straightforward and consistent with what we’ve done over the last 8 years.

Arash Soleimani

And in terms of the seeded premium ratio for the new entity going forward, are you able to give any sort of rough ballpark numbers there or is that something we shall wait for the proxy materials or?

Dan Peed

The latter, I think we like to defer that until the proxy filling online.

Arash Soleimani

Certainly not a problem at all. And I guess I know this might be a similar situation for that but then in terms of the synergies, or not the synergies, I guess the accretion that you’re expecting over the next 12 months, is that assuming I guess, are we talking in non-tech kind of scenario or I mean I know obviously both UIC and ACIC have retentions but just looking back historically over the last few years, obviously the income has jumped around a bit for both companies. So just want to get a sense of what exactly your basing the AV accretion statement on, like what level of income for each entity are you for this or what level of income are you assuming ACIC will add over the next 12 months to get to that I guess 2% to 5% of accretion?

Dan Peed

I don’t know that we’re going to give you the exact specifics on the income that we’re expecting but I will say that both entities in the projection going forward factor in some level of cat activity into our projections. They are very conservative projection and as we’ve talked about previously, ACIC has a very low retention for hurricane activity as well. So the accretion is sort of an all scenario accretion, not a best case. It’s a very conservative scenario as Brad said we haven’t factored in, many of the revenue synergies that we expect will take place and we have factored in account activity.

Arash Soleimani

And what’s goodwill in this transaction?

Brad Martz

Well it’s significant. Clearly we’ve got a large excess purchase price. We engaged KPM&G to assist us with the analysis of the purchase accounting and of the fair value adjustments that might be required. So we’re estimating goodwill to be somewhere between $50 million and $60 million.

Arash Soleimani

Okay. I’m just looking I guess at Slide 11 where you have the pro forma books value, so is that 453, I know you’re just adding the UPC and ACIC books value there but would the value of the shares you are issuing, would that be what will make sense to add to the UPC books value to get to the pro forma, as just want to get a sense as the best way to look at the pro forma equity?

Brad Martz

Yes, obviously the final numbers will be determined based on the fair market value of the stock at closing date. So right now we’re using a historical 30 day average price of $15.75, any fluctuation in the fair value of our stock issued at closing will mostly flow through goodwill. So the other intangibles, the value of the business acquired, trade names, the non competes, those sorts of amortizable assets will likely be unchanged by fluctuations in the market value of our stock, so, if the stock does run off I think most of that will go to goodwill if not all of it, that's what we've been advised. So, I think as it is presented here, that the math is pretty straight forward.

Operator

Thank you. Our next question today is coming Ron Bobman from Capital Returns. Please proceed with your question.

Ron Bobman

It sounds like -- I just want to confirm that the -- I've got a few questions, the AmRisc relationship, sounds like it's going to continue basically unchanged, as far as the Florida book is concerned, I know there's new growth opportunities, is that right?

Dan Peed

This is Dan. Yes, that's completely correct. I think both AmRisc and American Coastal and UPC all are very interested in that relationship continuing.
Ron Bobman

Okay. And I'm wondering in essence sort of who owns the renewals of the crest book, is it the sort of the retail agents that are producing business for AmRisc, is it AmRisc, is it ACIC, is it sort of more complicated than that?

Dan Peed

This is Dan again. Well, so, I think that the retail agents are the first amount in 13 and they have only had the most control of where that business goes. AmRisc obviously works very hard to provide good service with good underwriting and then as you said American Coastal has provided the security. So, it probably is not a black and white answer as to who owns the renewal rights?

Ron Bobman

But how many employees does ACIC has roughly?

Dan Peed

Well, technically me, the ACIC has been serviced through the MGA being AmRisc.

Ron Bobman

Okay. And then between I guess now and closing as it relates to ACIC or RDX, is all sort of earnings between contract signing and closing, does that stay inside of the entity or is there some sort of pre-closing dividend or surplus or book value delivery that is have to be maintained?

John Forney

There're -- you'll see when we file the documents, the merger agreement etcetera, which will -- it's going to happen in the next couple of days. There're closing conditions which include minimum book value requirements and there're limitations on dividends that can be paid between now and closing.

Ron Bobman

So, if the business sort of progresses as planned. We have sort of reasonably hopefully quiet weather season and any double income, back half of the year is some resemblance on the first half, is there some dividend contemplated that's going to come out of ACIC, is it like equal to the net income that is earned between now and closing or some lesser or greater amount?

John Forney

It would be some significantly lesser amount.

Operator

Thank you. We’d now like to turn the call back over to management for closing remarks.

John Forney

All right. Well, thank you again everybody for your interest in UPC and for your interest in this transaction. We appreciate all the questions that you had today and we look forward to working on our proxy here in the next couple of weeks and moving forward towards the successful close of what we think is going to be a unique and very powerful combination of two premier entities. Thanks again everybody.

Operator

Thank you. That does conclude today's teleconference. You may disconnect your lines at this time and have a wonderful day. We thank you for your participation today.